UNITED STATES STEEL CORPORATION
DEFERRED COMPENSATION PROGRAM
FOR NON-EMPLOYEE DIRECTORS
(Effective as of July 26, 2016, as amended on October 30, 2018)

1.
Purpose. The United States Steel Corporation Deferred Compensation Program for Non-Employee Directors, a program under the United States Steel Corporation 2016 Omnibus Incentive Compensation Plan, is intended to enable the Corporation to attract and retain non-employee Directors and to enhance the long-term mutuality of interest between such Directors and shareholders of the Corporation.

2.	Definitions. Unless otherwise defined herein, capitalized terms shall have the meanings set forth in the Plan. The following definitions apply to this Program and to the Deferral Election Forms:

a)
Base Retainer means the means that portion of a Participant’s compensation that is fixed and paid without regard to his/her attendance at meetings, as such amount is established for or during the Deferral Year, subject to Section 4(c), exclusive of fees paid to chairs of committees or the Board.

b)
Beneficiary or Beneficiaries means a person or persons or other entity designated on a Beneficiary Designation Form by a Participant as allowed in subsection 7(c) of this Program to receive Deferred Stock Benefit payments. If there is no valid designation by the Participant, or if the designated Beneficiary or Beneficiaries fail to survive the Participant or otherwise fail to take the Deferred Stock Benefit, the Participant’s Beneficiary is the Participant’s surviving spouse or, if there is no surviving spouse, the Participant’s estate.

c)	Beneficiary Designation Form means that portion of the Deferral Election Form that is used by a Participant according to this Program to name his/her Beneficiary or Beneficiaries.

d)	Board means the board of directors of United States Steel Corporation.

e)	Committee means the Corporate Governance & Public Policy Committee of the Board.

f)	Common Stock means the common stock of the Corporation, par value $1.00 per share.

g)	Common Stock Unit shall have the meaning assigned to it in Section 6(a).

h)	Corporation means United States Steel Corporation.

i)
Deferral Election Form means a document governed by the provisions of Section 4 of this Program by which a Participant elects the portion of his or her Retainer Fee to be deferred and designates a Beneficiary.

j)	Deferral Year means a calendar year for which a Participant has a Deferred Stock Benefit.

k)
Deferred Stock Account means that bookkeeping record established for each Participant to reflect the status of his/her Deferred Stock Benefits under this Program. A Deferred Stock Account is established only for purposes of measuring a Deferred Stock Benefit and not to segregate assets or to identify assets that may or must be used to satisfy a Deferred Stock Benefit. A Deferred Stock Account will be credited with that portion of the Participant’s Retainer Fee deferred as a Deferred Stock Benefit according to a Deferral Election Form and according to Sections 3 and 6 of this Program. A Deferred Stock Account will also be adjusted periodically with amounts specified under subsections 6(a)(iii) through 6(a)(v) of this Program.

l)	Deferred Stock Benefit means the benefit that results in distributions governed by sections 6 and 7.

m)	Directors means those duly named members of the Board.

n)
Election Date means the date established by this Program as the date before which a Participant must submit a valid Deferral Election Form to the Committee. For the Deferral Year during which an individual first becomes a Participant, the Election Date is the earlier of (i) 30 days following the date on which the individual becomes a Participant and (ii) December 31 of such Deferral Year. For each subsequent Deferral Year, the Election Date is December 31 of the preceding calendar year. Despite the two preceding sentences, the Committee may set an earlier date as the Election Date for any Deferral Year.

o)	Participant means a Director who is not simultaneously an employee of the Corporation.

p)	Plan means the United States Steel Corporation 2016 Omnibus Incentive Compensation Plan, or any successor plan.

q)	Program means the United States Steel Corporation Deferred Compensation Program for Non-Employee Directors under the Plan.

r)	Retainer Fee means the Base Retainer together with any additional amounts paid to chairs of the committees of the Board or the chairman of the Board.

s)
Terminate, Terminating, or Termination, with respect to a Participant, means cessation of his/her relationship with the Corporation as a Director whether by resignation, retirement, death, disability or severance for any other reason. The terms “Terminate”, “Terminating”, and “Termination”, when used in the context of a condition to, or timing of, payment hereunder, shall be interpreted to mean a “separation from service” as that term is used in Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

3.
Minimum Stock-Based Compensation. Each Person who becomes a Participant is required to receive at least $145,000 of his/her Base Retainer in the form of Common Stock Units and may increase such amount pursuant to a Deferral Election. Additional chair fees will be paid in deferred Common Stock Units in a proportionate manner.

4.
Deferral Election. A deferral election is valid when a Deferral Election Form is completed, signed by the Participant, and received by the Committee or its designee. Deferral elections are governed by the provisions of this section.

a)
A Participant may elect a Deferred Stock Benefit for any Deferral Year, subject to the Election Date Requirements, if he/she is a Participant at the beginning of that Deferral Year or becomes a Participant during the Deferral Year.

b)
Before each Deferral Year’s Election Date, each Participant will be provided with a Deferral Election Form. Subject to Section 3, a Participant may elect on or before the Election Date to defer until Termination the receipt of all or part of his/her Retainer Fee for the Deferral Year in the form of a Deferred Stock Benefit; provided, however, that no deferral election shall be effective for any portion of a Retainer Fee earned prior to the completion of the deferral election.

c)
A Participant may not revoke or amend a Deferral Election Form after the Deferral Year begins with respect to such Deferral Year, and no re-allocation between fixed and variable compensation (if any) otherwise payable during the year shall be permitted to indirectly amend such Deferral Election Form or the amount of Retainer Fees subject thereto. Any revocation before the beginning of the Deferral Year is the same as a failure to submit a Deferral Election Form. Any writing signed by a Participant expressing an intention to revoke his/her Deferral Election Form and delivered to the Committee or its designee before the close of business on the relevant Election Date is a revocation.

5.
Effect of No Election. In the case of a person who does not submit a valid Deferral Election Form on or before the relevant Election Date, the minimum required portion of such Participant’s Retainer Fee will become a Deferred Stock Benefit, in accordance with Section 3.

6.	Deferred Stock Benefits

a)
Deferred Stock Benefits will consist of Common Stock Units and will be recorded in a Deferred Stock Account for each Participant. “Common Stock Unit” shall mean a book-entry unit equal in value to a share of Common Stock on the date specified below. Each Common Stock Unit will increase or decrease in value by the same amount and with the same frequency as the fair market value of a share of Common Stock. Each Deferred Stock Account will be credited or adjusted as follows:

1.
Participant’s First Deferral Year. For the Deferral Year during which an individual first becomes a Participant, on the 15th day of the month following the Election Date, the Participant’s Deferred Stock Account will be credited with a quantity of Common Stock Units, including fractional units, determined by dividing (A) the amount of the Retainer Fee that the Participant has elected to defer (or if a valid Deferral Election Form has not been submitted on or before the relevant Election Date, the amount specified in Section 5 above) by (B) the closing price of a share of Common Stock on the New York Stock Exchange (“NYSE”) on the Election Date (or if such date was not a trading day on the immediately preceding trading day).

2.
Subsequent Deferral Years. On January 15th of each subsequent Deferral Year during which the Participant remains a Director (or, if such day is not a business day, on the next succeeding business day), the Participant’s Deferred Stock Account will be credited with a quantity of Common Stock Units, including fractional units, determined by dividing (A) the amount of the Retainer Fee that the Participant has elected to defer (or if a valid Deferral Election Form has not been submitted on or before the relevant Election Date, the amount specified in Section 5 above) by (B) the closing price of a share of Common Stock on the NYSE on the last trading day of the preceding calendar year.

3.
Cash Dividends. Each Deferred Stock Account will be credited each calendar quarter, on the date on which cash dividends are reinvested under the Corporation’s dividend reinvestment and stock purchase plans (the “Investment Date”), with a quantity of additional Common Stock Units, including fractional units, determined by dividing (A) the Dividend Payment Amount by (B) the Stock Purchase Price. “Dividend Payment Amount” means the product of the number of Common Stock Units in the Deferred Stock Account on the dividend payment date times the amount of the cash dividend payable on a share of Common Stock. “Stock Purchase Price” means the closing price of a share of Common Stock on the NYSE on the most recent trading day preceding the Investment Date.

4.
Stock Dividends, Stock Splits and Reverse Stock Splits. In the event of a stock dividend, stock split, reverse stock split or similar event affecting the Common Stock, the number of Common Stock Units in the Deferred Stock Account shall be adjusted in an equitable and proportional manner to reflect such event in order to prevent the dilution or enlargement of Participant’s rights.

5.
Other Adjustments to Deferred Stock Account. Amounts credited to a Participant’s Deferred Stock Account pursuant to this Section 6 are based upon the assumption that the amount of the Retainer Fee which the Participant is entitled to receive will remain unchanged during the Deferral Year. However, it is possible that certain events may occur which change the amount of the Retainer Fee that the Participant is entitled to receive. Accordingly, the number of Common Stock Units in a Participant’s Deferred Stock Account shall be adjusted from time to time in an equitable and proportional manner consistent with Section 409A to reflect the occurrence of any the following events and the effect that such an event has on the actual amount of the Retainer Fee which the Participant is entitled to receive during the Deferral Year:

A.	a prospective uniform increase or decrease in the amount of the Retainer Fee applicable to all Participant’s, excluding any reallocation between fixed and variable compensation during a Deferral Year;

B.	the Termination of a Participant;

C.
the appointment or resignation of a Participant as the Presiding Director, a Committee Chairperson or other similar position resulting in a prospective increase or decrease in the amount of the Retainer Fee applicable to such Participant; or

D.	any other similar event or circumstance.

Such upward adjustments shall be made as follows: on the 15th day of the month following the effective date of the change causing the adjustment, the Participant’s Deferred Stock Account will be credited with a quantity of Common Stock Units, including fractional units, determined by dividing (A) the amount of the Retainer Fee that the Participant has elected to defer (or if a valid Deferral Election Form has not been submitted on or before the relevant Election Date, the amount specified in Section 5 above) by (B) the closing price of a share of Common Stock on the NYSE on the effective date of the change causing the adjustment (or if such date was not a trading day on the immediately preceding trading day).

Downward adjustments due to a retirement or resignation during the year shall be made by deducting a quantity of Common Stock Units, including fractional units, determined by (A) dividing the number of full months not serving as a Director by 12, and (B) multiplying by the number of Common Stock Units credited in January of the retirement year.

b)
If a trust is established under section 8(b), an electing Participant may advise the trustee under the governing trust agreement as to the voting of shares of the Common Stock allocated to that Participant’s separate account under the trust according to this subsection and provisions of the governing trust agreement. Before each annual or special meeting of the Corporation’s shareholders, the trustee under the governing trust agreement must furnish each Participant with a copy of the proxy solicitation and other relevant material for the meeting as furnished to the trustee by the Corporation, and a form addressed to the trustee requesting the Participant’s confidential advice as to the voting of shares of the Common Stock allocated to his/her account as of the valuation date established under the governing trust agreement preceding the record date.

7.	Distributions

a)
Except as set forth in Section 7(d), a Deferred Stock Benefit will be distributed in shares of Common Stock equal to the number of, the whole Common Stock Units credited to the Participant’s Deferred Stock Account; provided, however, cash will be paid in lieu of fractional shares of the Common Stock otherwise distributable, calculated on the basis of the closing price of a share of Common Stock on the NYSE on the date of Termination (or if such date is not a trading day on the immediately preceding trading day).

b)	Delivery of Common Stock and any cash payable in lieu of fractional shares will be made on or before the fifth business day immediately following the Participant’s Termination.

c)
Deferred Stock Benefits may not be assigned by a Participant or Beneficiary. A Participant may use a Beneficiary Designation Form to designate one or more Beneficiaries for all of his/her Deferred Stock Benefits; such designations are revocable. Each Beneficiary will receive his/her portion of the Participant’s otherwise unpaid Deferred Stock Account on the scheduled payment date as set forth in Section 7(b).

d)
Upon the occurrence of a Change in Control resulting in a Participant’s Termination, the Corporation shall pay such Participant, on or before the fifth business day following such Termination, cash in an aggregate amount equal to the value of such Participant’s Deferred Stock Account on the date of the Change in Control, as determined using the higher of the closing price of the Common Stock on the NYSE on such date or the highest per-share price actually paid in connection with the consummation of such Change in Control. For purposes of this Program, “Change in Control” shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Corporation is then subject to such reporting requirement; provided, that, without limitation, such a change in control shall be deemed to have occurred if:

1.
any person (as defined in Sections 13(d) and 14(d) of the Exchange Act) (a “Person”) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing twenty percent (20%) or more of the combined voting power of the Corporation’s then outstanding voting securities; provided, however, that for purposes of this Program the term “Person” shall not include (i) the Corporation or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation; or

2.
the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest including but not limited to a consent solicitation, relating to the election of directors of the Corporation) whose appointment or election by the Board or nomination for election by the Corporation’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved; or

3.
there is consummated a merger or consolidation of the Corporation or a subsidiary thereof with any other corporation, other than a merger or consolidation which would result in the holders of the voting securities of the Corporation outstanding immediately prior thereto holding securities which represent immediately after such merger or consolidation at least 50% of the combined voting power of the voting securities of the entity surviving the merger or consolidation (or the parent of such surviving entity) or the shareholders of the Corporation approve a plan of complete liquidation of the Corporation, or there is consummated the sale or other disposition of all or substantially all of the Corporation’s assets.

8.	Corporation’s Obligation

a)
The Program is unfunded. A Deferred Stock Benefit is at all times solely a contractual obligation of the Corporation. A Participant and his/her Beneficiaries have no right, title or interest in the Deferred Stock Benefits or any claim against them. Except according to section 8(b), the Corporation will not segregate any funds or assets for Deferred Stock Benefits nor issue any notes or security for the payment of any Deferred Stock Benefit.

b)
The Corporation may establish a grantor trust and transfer to that trust shares of Common Stock or other assets. The governing trust agreement must require a separate account to be established for each electing Participant. The governing trust agreement must also require that all Corporation assets held in trust remain at all times subject to the Corporation’s judgment creditors.

9.	No Control by Participant. A Participant has no control over Deferred Stock Benefits except according to his/her Deferral Election Forms and Beneficiary Designation Form.

10.
Claims Against Participant’s Deferred Stock Benefits. A Deferred Stock Account relating to a Participant under this Program is not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to do so is void. A Deferred Stock Benefit is not subject to attachment or legal process for a Participant’s debts or other obligations. Nothing contained in this Program gives any Participant any interest, lien or claim against any specific asset of the Company. A Participant or his/her beneficiary has no rights other than as a general creditor.

11.	Amendment or Termination. This Program may be altered, amended, suspended, or terminated at any time by the Board.

12.
Notices. Notices and elections under this Program must be in writing. A notice or election is deemed delivered if it is delivered personally or if it is mailed by registered or certified mail to the person at his/her last known business address.

13.	Waiver. The waiver of a breach of any provision in this Program does not operate as and may not be construed as a waiver of any later breach.

14.
Construction. This Program is created, adopted, maintained and governed according to the laws of the State of Delaware. Headings and captions are only for convenience; they do not have substantive meaning. If a provision of this Program is not valid or not enforceable, the validity or enforceability of any other provision is not affected. Use of one gender includes all, and the singular and plural include each other.

15.	Effective Date. This Program shall be effective as a program under the 2016 Omnibus Incentive Compensation Plan as of July 26, 2016.